[LOGO OMITTED]

                              HOME FEDERAL BANCORP
                             501 Washington Street
                            Columbus, Indiana 47201
                                 (812) 522-1592

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                         To Be Held On October 22, 2002

     Notice is hereby given that the Annual Meeting of Shareholders of Home Federal Bancorp (the "Corporation") will be held at the Hampton Inn, 247 N. Sandy Creek Drive, Seymour, Indiana, on Tuesday, October 22, 2002, at 3:00 P.M., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of two directors of the Corporation for terms expiring in 2005.

     2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on September 9, 2002, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended June 30, 2002, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.


                                          By Order of the Board of Directors



                                          /s/ John K. Keach, Jr.

                                          John K. Keach, Jr.
                                          Chairman of the Board, President and
                                          Chief Executive Officer


Columbus, Indiana
September 20, 2002


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              HOME FEDERAL BANCORP
                              501 Washington Street
                            Columbus, Indiana 47201
                                 (812) 522-1592

                                ---------------
                                PROXY STATEMENT
                                ---------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 22, 2002


     This Proxy Statement is being furnished to the holders of common stock, without par value ("Common Stock"), of Home Federal Bancorp ("the Corporation"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held at 3:00 p.m., Eastern Standard Time, at the Hampton Inn, 247 N. Sandy Creek Drive, Seymour, Indiana, on October 22, 2002, and at any and all adjournments of such meeting. The principal asset of the Corporation consists of 100% of the issued and outstanding shares of Common Stock, $.01 par value per share, of Home Federal Savings Bank (the "Bank"), an Indiana bank based in Columbus, Indiana. This Proxy Statement is expected to be mailed to Shareholders on or about September 20, 2002.

     A Notice of Annual Meeting and form of proxy accompany this Proxy Statement. Any Shareholder giving a proxy has the right to revoke it, by delivering written notice to the Secretary of the Corporation, by filing a later proxy, or in person at the meeting, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the Shareholder and, to the extent no directions are given, will be voted "for" item 1.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only Shareholders of record at the close of business on September 9, 2002 (the "Voting Record Date"), will be eligible to vote at the Annual Meeting or at any adjournment thereof. Such Shareholders are entitled to one vote for each share then held. As of that date, the Corporation had 4,325,321 shares of the Corporation's Common Stock issued and outstanding. A majority of the votes entitled to be cast, in person or by proxy, at the Annual Meeting is necessary for a quorum. In determining whether a quorum is present, Shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     Management knows of no person who held more than 5% of the outstanding shares of the Corporation's Common Stock on September 9, 2002, other than the following:

                                       Number of Shares of
     Name and Address of                   Common Stock             Percent of
       Beneficial Owner                Beneficially Owned             Class
------------------------------       ------------------------    ---------------
Dimensional Fund Advisors Inc.             221,880 (1)                 5.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

Heartland Advisors, Inc.                   268,250 (2)                 6.2%
  789 North Water Street
  Milwaukee, WI  53202

Lawrence E. Hiler                          286,537 (3)                 6.6%
  P.O. Box 148
  Walkerton, IN  46574

John K. Keach, Jr.                         235,667 (4)                 5.3%
  501 Washington Street
  Columbus, IN  47201
------------------------------------
(1) This information is based on a Schedule 13G filed by the Shareholder with the Securities and Exchange Commission and dated January 30, 2002, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing. Dimensional Fund Advisors Inc. is a registered investment advisor and the shares shown above are held in its investment advisory funds.
(2) The information is based on an amendment to a Schedule 13G Report filed by the Shareholder with the Securities and Exchange Commission and dated January 8, 2002, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing. Heartland Advisors, Inc. is a registered investment advisor and the shares shown above are held in its investment advisory accounts, including Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company which holds more than 5% of the Corporation's outstanding shares. William J. Nasgovitz joined in the Schedule 13G Report as President and a principal shareholder of Heartland Advisors, Inc. and as an officer and director of Heartland Group, Inc.
(3) The information is based on a Schedule 13D Report filed by the Shareholder with the Office of Thrift Supervision on July 26, 1991, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing, except for changes resulting from the Corporation's stock splits and repurchase programs.
(4) Includes 80,654 shares held jointly by Mr. Keach and his wife, 628 shares held by his wife and children, 137,460 shares subject to stock options granted under the Corporation's stock option plans, and 16,925 whole shares allocated as of June 30, 2002, to Mr. Keach's account under the Home Federal Bancorp Employees Salary Savings Plan (the "401(k) Plan"). Does not include stock options for 23,840 shares which are not exercisable within a period of 60 days following the Voting Record Date.


                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of seven members. The Corporation's By-laws provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. The two nominees for election as a director this year are John K. Keach, Jr. and David W. Laitinen, M.D., each of whom currently serves as a director. Messrs. Keach and Laitinen each have been nominated to serve for a three-year term ending in 2005. In February 2002, Lewis
W. Essex, a director of the Corporation, retired from the Board, and John M. Miller was appointed to the Board in July, 2002 to serve for a term ending in 2003.

     The following table sets forth certain information regarding the nominees for election as a director and each director continuing in office after the Annual Meeting. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies as to which authorization is withheld) will be voted at the Annual Meeting for the election of the nominees identified below. If any nominee is unable or declines to serve (an event which the Board of Directors does not anticipate), the proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board elects to fill such nominee's position. The table also sets forth the number of shares of the Corporation's Common Stock beneficially owned by certain executive officers of the Corporation and by all directors and executive officers of the Corporation as a group.


                                                                                                Shares of
                                                                                                 Common
                                       Positions          Director    Director                    Stock
                                       Held With           of the      of the        Term     Beneficially    Percent
                                          the               Bank     Corporation      to        Owned on        of
Name                        Age        Corporation          Since       Since       Expire     9/9/02 (1)      Class
-------------------------   ---   ----------------------   --------   ----------   --------   -------------   -------
Director Nominees
John K. Keach, Jr.          50    Chairman of the Board,    1990        1990         2005       235,667(2)      5.3%
                                       President and
                                  Chief Executive Officer
David W. Laitinen, MD       50          Director            1990        1990         2005        66,278(3)      1.5%

Directors Continuing In Office
John T. Beatty              52          Director            1991        1992         2004        26,510(4)        *
Harold Force                51          Director            1991        1992         2004        29,895(5)        *
Harvard W. Nolting, Jr.     63          Director            1988        1990         2003        69,658(6)      1.6%
Gregory J. Pence            45          Director            1999        1999         2004       149,334(7)      3.4%
John M. Miller              52          Director            2002        2002         2003         2,900(8)        *

Executive Officers
Gerald L. Armstrong         62   Executive Vice President                                       106,991(9)      2.4%
S. Elaine Pollert           42   Executive Vice President,                                       95,473(10)     2.2%
                                     Retail Banking
Lawrence E. Welker          55   Executive Vice President,                                      167,820(11)     3.8%
                                 Chief Financial Officer,
                                  Treasurer and Secretary
All executive officers and
directors as a group (11 persons)                                                               955,310(12)    19.8%

-----------------------------
*    Less than 1%.
(1) Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.
(2) Includes 80,654 shares held jointly by Mr. Keach and his wife, 628 shares held by his wife and children, 137,460 shares subject to stock options granted under the Corporation's stock option plans, and 16,925 whole shares allocated as of June 30, 2002, to Mr. Keach's account under the 401(k) Plan. Does not include stock options for 23,840 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(3) Includes 25,476 shares held jointly by Dr. Laitinen and his wife, 7,592 shares held by Mrs. Laitinen for their daughter, and 16,510 shares subject to stock options granted under the Corporation's stock option plans.
(4) Includes 10,000 shares held jointly by Mr. Beatty and his wife and 16,510 shares subject to stock options granted under the Corporation's stock option plans.
(5) Includes 225 shares held jointly by Mr. Force and his wife, and 16,510 shares subject to stock options granted under the Corporation's stock option plans.
(6) Includes 14,823 shares subject to stock options granted under the Corporation's stock option plans.
(7) Includes 48,277 shares held by Mr. Pence's wife or by his wife for the benefit of their children, 66,137 held by a corporation of which Mr. Pence is a director and owner, 10,520 shares held jointly with Mr. Pence's wife, and 13,500 shares subject to a stock option granted under the Corporation's 1995 Stock Option Plan.
(8) Excludes stock options for 13,500 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(9) Includes 54,325 shares subject to stock options granted under the Corporation's stock option plans and 10,969 whole shares allocated as of June 30, 2002, to Mr. Armstrong's account under the 401(k) Plan. Does not include stock options for 42,325 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(10) Includes 79,007 shares subject to stock options granted under the Corporation's stock option plans and 4,090 whole shares allocated as of June 30, 2002, to Ms. Pollert's account under the 401(k) Plan. Does not include stock options for 33,680 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(11) Includes 135,621 shares subject to stock options granted under the Corporation's stock option plans and 3,508 whole shares allocated as of June 30, 2002, to Mr. Welker's account under the 401(k) Plan. Does not include stock options for 6,534 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(12) Includes 489,050 shares subject to stock options granted under the Corporation's stock option plans and 35,492 whole shares allocated as of June 30, 2002, to the accounts of participants in the 401(k) Plan. Does not include stock options for 135,095 shares which are not exercisable within a period of 60 days following the Voting Record Date.


     The business experience of each of the above directors and director nominees for at least the past five years is as follows:

     John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

     Harold Force has been President of Force Construction Company, Inc. since 1976.

     John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services, in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of the Corporation.

     David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

     John M. Miller has served as President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana, for more than five years.

     Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

     Gregory J. Pence is President of Kiel Brothers Oil Co., Inc. and KP Oil, Inc. (wholesale petroleum distributors, convenience store retailing and property management).

     Directors will be elected upon receipt of a plurality of votes cast at the Annual Meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.


Meetings and Committees of the Board of Directors of the Corporation

     The Board of Directors meetings are generally held on a monthly basis. The Board of Directors held a total of twelve meetings during the fiscal year ended June 30, 2002. No incumbent director attended fewer than 75% of the sum of the meetings of the Board of Directors held while he served as a director and the meetings of committees on which he served.

     The Audit Committee, comprised of Messrs. Beatty (Chairman), Miller, Force, Nolting, Jr., and Pence, recommends the appointment of the Corporation's independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of such audit. That committee met four times during the Corporation's fiscal year ended June 30, 2002.

     The Board of Directors of the Corporation has a Compensation Committee, the members of which are Messrs. Nolting, Jr. (Chairman), Laitinen and Keach, Jr., which reviews payroll costs and salary recommendations and sets salary guidelines. During the fiscal year ended June 30, 2002, the Compensation Committee met two times.

     The Corporation's Stock Option Committee administers the Corporation's Stock Option Plan, the Corporation's 1993 Option Plan, the Corporation's 1995
Option Plan, the Corporation's 1999 Option Plan, and the Corporation's 2001 Option Plan. It met one time during the fiscal year ended June 30, 2002. Its members are all of the directors except Mr. Keach, Jr.

     The Corporation's Nominating Committee nominated the slate of directors set forth in the Proxy Statement. The Nominating Committee held one meeting for the fiscal year ended June 30, 2002. The members of the Nominating Committee for the 2002 Annual Meeting were Messrs. Laitinen (Chairman), Nolting and Pence. The Nominating Committee will consider the nomination of any Shareholder of the Corporation entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of the Corporation as provided in the Corporation's By-laws. To be timely, a Shareholder's notice must be delivered to or mailed and received by the Secretary of the Corporation not less than 60 days prior to the meeting, unless less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a Shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.


Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Corporation's financial statements for the fiscal year ended June 30, 2002, included in the Corporation's Shareholder Annual Report accompanying this Proxy Statement ("2002 Audited Financial Statements"):

          The Committee has reviewed and discussed the Corporation's 2002 Audited Financial Statements with the Corporation's management.

          The Committee has discussed with its independent auditors (Deloitte & Touche LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Corporation's financial statements. Deloitte & Touche LLP did not use any employees other than its full-time permanent employees on its audit of the Corporation's 2002 Audited Financial Statements.

          The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditors' independence from the Corporation and its related entities) and has discussed with the auditors the auditors' independence from the Corporation. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors' independence.

          Based on review and discussions of the Corporation's 2002 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the
     Corporation's 2002 Audited Financial Statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

          This Report is respectfully submitted by the Audit Committee of the Corporation's Board of Directors.

                            Audit Committee Members
                            -----------------------
                                 John T. Beatty
                                 John M. Miller
                                  Harold Force
                            Harvard W. Nolting, Jr.
                                Gregory J. Pence

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

Management Remuneration and Related Transactions

     Joint Report of the Compensation Committee and the Stock Option Committee

     The Compensation Committee of the Board of Directors was comprised during fiscal 2002 of Messrs. Nolting, Jr. (Chairman), Laitinen and Keach, Jr. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Corporation's executive officers are approved by the full Board of Directors. In fiscal 2002, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The Corporation's Stock Option Committee administers the Corporation's stock option plans. Its members are all of the Corporation's outside directors.

     The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Corporation's long-term success;

     (2)  reward  executive   officers  based  upon  their  ability  to  achieve
          short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of Shareholders by granting stock options which will become more valuable to the executives as the value of the Corporation's shares increases.

     At present, the Corporation's executive compensation program is comprised of base salary, annual bonuses, and long-term incentive bonuses in the form of stock options. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance.

     Base Salary and Bonuses. Base salary levels of the Corporation's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance. Bonuses are paid if the Corporation achieves certain financial goals.

     Mr. Keach, Jr. was the Corporation's Chief Executive Officer throughout fiscal 2002. Mr. Keach, Jr.'s salary was increased from $305,250 in fiscal 2001 to $325,238 in fiscal 2002. Mr. Keach, Jr. received a bonus of $48,786 in fiscal 2002, compared to no bonus for fiscal 2001. In recommending these increase, the Compensation Committee considered the Corporation's financial performance for the prior fiscal year.

     Stock Options. The Corporation's stock option plans serve as long-term incentive plans for executive officers and other key employees. These plans align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and Shareholder return, and enable executives to acquire a significant ownership position in the Corporation's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Corporation.

     Mr. Keach, Jr. received a grant of stock options for 25,000 shares of Common Stock during fiscal year 2002. See "Management Remuneration and Related Transactions--Stock Options."

     Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Corporation's Shareholders. As performance goals are met or exceeded, most probably resulting in increased value to Shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2002 for executives and for the Chief Executive Officer adequately reflect the Corporation's compensation goals and policies.

      Compensation Committee Members     Stock Option Committee Members
      ------------------------------     ------------------------------
           Harvard W. Nolting, Jr.            John T. Beatty
           John K. Keach, Jr.                 John M. Miller
           David W. Laitinen                  Harold Force
                                              David W. Laitinen
                                              Harvard W. Nolting, Jr.
                                              Gregory J. Pence

     Remuneration of Named Executive Officers

     During the last three fiscal years, no cash compensation was paid directly by the Corporation to any of its executive officers. Each of such officers was compensated by the Bank.

     The following table sets forth information as to annual, long-term and other compensation for services in all capabilities to the Corporation and its subsidiaries for each of the Corporation's last three fiscal years of (i) the individual who served as chief executive officer of the Corporation during the fiscal year ended June 30, 2002, and (ii) each other executive officer of the Corporation serving as such during the 2002 fiscal year, who earned over
$100,000  in  salary  and  bonuses  during  that  year  (the  "Named   Executive
Officers").

                                             Summary Compensation Table

                                                                                Long Term Compensation
                                                 Annual Compensation                     Awards
                                       ---------------------------------------  -----------------------
                                                                     Other                                    All
Name and                                                            Annual      Restricted   Securities      Other
Principal Position            Fiscal                                Compen-       Stock      Underlying     Compen-
During Last Fiscal Year        Year    Salary($)(1)  Bonus($)(2)  sation($)(2)   Award($)    Options(#)   sation($)(3)
----------------------------  ------   ------------  -----------  ------------   --------    ----------   ------------
John K. Keach, Jr.             2002      $325,238      $48,786         --           --         25,000        $3,098
  Chairman of the Board,       2001      $305,250           --         --           --         17,500        $2,876
  President and                2000      $282,683           --         --           --         32,500        $2,813
  Chief Executive Officer

Gerald L. Armstrong            2002      $142,400      $16,500         --           --         20,000        $2,136
  Executive Vice               2001      $153,000           --         --           --         12,500        $2,900
  President                    2000      $151,264           --         --           --         20,000        $2,669

Lawrence E. Welker             2002      $151,250      $20,000         --           --         20,000        $2,269
  Executive Vice President     2001      $145,000           --         --           --         12,500        $2,451
  Chief Financial Officer,     2000      $144,511           --         --           --         20,000        $1,955
  Treasurer and Secretary

S. Elaine Pollert              2002      $145,500      $20,000         --           --         20,000        $2,183
  Executive Vice President,    2001      $136,000           --         --           --         12,500        $2,160
  Retail Banking               2000      $126,435           --         --           --         20,000        $1,960

------------------------------------
(1) Includes amounts deferred by the Corporation's executive officers pursuant to ss.401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), under the 401(k) Plan.
(2) Each Named Executive Officer of the Corporation receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(3) Includes the Bank's contributions on behalf of the Named Executive Officers to the 401(k) Plan.


     Stock Options

     The following table sets forth information related to options granted during fiscal year 2002 to the Named Executive Officers.


                                  Option Grants - Last Fiscal Year
                                         Individual Grants

                                           % of Total
                                         Options Granted     Exercise or
                            Options        to Employees      Base Price    Expiration    Grant Date
Name                     Granted(#)(1)    In Fiscal Year    ($/Share)(2)     Date(3)      Value(4)
----------------------   -------------  ------------------  ------------  -------------  ----------
John K. Keach, Jr.          25,000            15.9%            $18.485      12/18/2011    $112,250
Gerald L. Armstrong         20,000            12.7%            $18.485      12/18/2011    $ 89,800
Lawrence E. Welker          20,000            12.7%            $18.485      12/18/2011    $ 89,800
S. Elaine Pollert           20,000            12.7%            $18.485      12/18/2011    $ 89,800

---------------------------
(1)  Options to acquire shares of the Corporation's Common Stock.
(2) The option exercise price may be paid in cash or with the approval of the Stock Option Committee in shares of the Corporation's Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Corporation's Common Stock on the date of grant.
(3) Mr. Armstrong's options are exercisable as follows: 14,591 on June 19, 2002 and 5,409 on January 1, 2011. Ms. Pollert's options are exercisable as to 3,776 shares on June 1, 2005, 5,409 shares on each of January 1, 2006 and January 1, 2007, and 5,406 shares on January 1, 2008.
(4) This column sets forth the present value of the options on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.98%, risk-free rate of return of 4.527%, expected volatility of 27.29% and expected life of options of 5.65 years.


     The following table includes information relating to option exercises by the Named Executive Officers during fiscal 2002 and the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of June 30, 2002. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

                        Aggregate Option Exercises in Last Fiscal Year and
                Outstanding Stock Option Grants And Value Realized As Of 6/30/2002

                                                                                          Value of
                                                               Number of                In-the-Money
                                                        Securities Underlying             Options
                                                         Unexercised Options           at Fiscal Year
                            Shares                      at Fiscal Year End(#)            End($)(1)
                          Acquired on      Value     --------------------------  --------------------------
Name                      Exercise(#)   Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------    -------------  -----------  -----------  -------------  -----------  -------------
John K. Keach, Jr.           34,255       $373,144     137,460        23,840       $667,406      $ 88,571
Gerald L. Armstrong          36,562       $387,810      54,325        42,325       $237,864      $100,398
Lawrence E. Welker            6,750       $101,959     135,621         6,534       $946,936            --
S. Elaine Pollert                --             --      79,007        33,680       $365,778      $182,222

--------------------------
(1) Amounts reflecting gains on outstanding in-the-money options are based on the June 28, 2002, closing price for the stock, which was $23.10.


     Employment Agreements

     The Bank has three-year employment contracts with the following executive officers: Lawrence E. Welker, John K. Keach, Jr., S. Elaine Pollert and Charles
R. Farber (collectively, the "Employees"). The Corporation has guaranteed the Bank's obligations under these contracts. The contracts can be extended annually for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract, and have been so extended. The Employees receive their current salary, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Bank employees. The Employees may terminate their employment upon 30 days written notice to the Bank. The Bank may discharge the Employees for "cause" (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by banking regulations. Upon termination of an Employee's employment by the Bank for other than cause or in the event of termination by an Employee for "cause" (generally, material changes in duties or authority or breaches by the Bank of the contract), that Employee will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control (generally, material changes in the owners of shares of the Bank or the Corporation or in the composition of its Board of Directors), or (b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the Employee will continue to participate in the Bank's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employee will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the employment agreement together with any other payments made to an Employee by the Bank are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. The cash compensation which would be paid under these contracts to the three Named Executive Officers if the contracts were terminated as of the date hereof after a change of control for other than cause by the Bank or for cause by the Employees, would be the following:

          Named Executive Officer             Cash Compensation
          -----------------------             -----------------
             John K. Keach, Jr.                   $1,006,425
             Lawrence E. Welker                      463,500
             S. Elaine Pollert                       447,000

     Charles R. Farber would receive $525,000 if his contract were terminated as of the date hereof after a change of control for other than cause by the Board or for cause by the Employee.

     The employment contracts provide the Bank protection of its confidential business information should any of them voluntarily terminate his or her employment without cause or be terminated by the Bank for cause.

     The existence of these contracts may make a merger, other business combination or change of control of the Bank more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believes that the contracts will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of the Corporation or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.


     Compensation of Directors

     Monthly Fee. Directors of the Corporation are not currently paid director's fees. Each director of the Bank receives $650 per regular meeting attended, $225 per committee meeting attended, $325 per special meeting attended, and a $3,300 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board.

     Stock Options to Outside Directors. On October 23, 2001, the Corporation's outside directors other than Mr. Pence and Mr. Miller received automatically under the 1995 Option Plan a non-qualified stock option to purchase 1,431 shares of the Corporation's Common Stock for $17.575 per share.

     The options are exercisable in whole or in part at any time from and after six months following their grant until ten years and one day following their grant, except that such options will terminate, if not previously exercised, six months after the optionholders cease to be directors of the Corporation for any reason other than death. If the optionholder dies while a director of the Corporation or within six months after he ceases to be a director, the option may be exercised by his executor, administrator or estate beneficiaries within one year following the date of his death but not later than the last day of the option term.

     The options are nontransferable other than by will or the laws of descent and distribution and must be exercised by delivering a cash payment equal to the exercise price to the Corporation.

     Deferred Compensation for Outside Directors. The Bank entered into deferred compensation agreements with the outside directors other than Messrs. Pence and Miller. Under these agreements, each outside director deferred all or part of his monthly fee during a period of five years from June, 1992, to May, 1997, and will subsequently receive deferred compensation after he reaches his normal retirement date (as outlined below) or upon his death. The annual deferred compensation benefits payable to the directors participating in this plan and Lewis Essex who retired from the Board in February, 2002 is as follows:

                                              Amount of Annual
         Name of Individual                 Deferred Compensation
         ------------------                 ---------------------
          David W. Laitinen                       $91,231
          Harold Force                            $79,757
          John T. Beatty                          $65,239
          Harvard W. Nolting, Jr.                 $32,357
          Lewis W. Essex                          $28,320

     The normal retirement date for Messrs. Beatty, Force, and Laitinen is the first day of the month following the date on which they reach 60, and for Mr. Nolting is the first day of the month following the date on which he reaches 65. The deferred compensation is payable to Messrs. Beatty, Force, Laitinen and Nolting for a period of 15 years and is payable to Mr. Essex for a period of 10 years.


     Directors Emeritus Benefits

     In consideration of a director serving as Director Emeritus, any Director Emeritus is paid an amount equal to 3/4 of the monthly fee paid to directors at the time of his retirement from the Board.


     Pension Plan

     The Bank's employees are included in a pension plan administered by Pentegra Group. Separate actuarial valuations are not made for individual members of the plan. The Bank's employees are eligible to participate in the plan once they have completed one year of service for the Bank and have attained the age of 21 years.

     The plan provides for monthly retirement benefits determined on the basis of the employee's years of service and the employee's average base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the plan, depending upon the participant's age and years of service. During fiscal 2002, the Bank contributed $434,804 to the pension plan.

     The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.


Highest Five-Year                Years of Benefit Service
 Average Annual     ----------------------------------------------------
  Compensation         10         20         30         40         50
-----------------   --------   --------   --------   --------   --------
    $140,000         $27,000   $ 54,000   $ 81,000   $108,500   $136,500
    $180,000         $35,000   $ 70,000   $105,000   $140,500   $176,500
    $220,000         $43,000   $ 86,000   $129,000   $172,500   $216,500
    $260,000         $51,000   $102,000   $153,000   $204,500   $256,500
    $300,000         $59,000   $118,000   $177,000   $236,500   $296,500
    $340,000         $67,000   $134,000   $201,000   $268,500   $336,500
    $380,000         $75,000   $150,000   $225,000   $300,500   $376,500


     Benefits are currently subject to maximum Code limitations of $160,000 per year. The years of service credited under the pension plan as of June 30, 2002, to the Named Executive Officers are as follows:

         Name of Executive Officer           Years of Service
         -------------------------           ----------------
            John K. Keach, Jr.                      28
            Gerald L. Armstrong                      9
            Lawrence E. Welker                      23
            S. Elaine Pollert                       15


     The compensation covered by the pension plan for purposes of computing their benefits is the equivalent of the compensation set forth in the salary column in the chart on page 10.


     Excess Benefit Plan

     On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach is provided retirement benefits equal to the annual benefits he would have received under the Bank's pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under ss. 415 and ss. 401 of the Internal Revenue Code of 1986, as amended, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach. The projected annual benefit payable to Mr. Keach under this agreement is about $90,000. Death benefits are also provided in the agreement.

     The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.


     Supplemental Retirement Income and Deferred Compensation Program

     The Bank has entered into either supplemental retirement agreements or deferred compensation agreements with its executive officers and with eight other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50.

     The annual benefits for the Named Executive Officers are equal to the amounts specified below:

         Name of Executive Officer            Amount of Annual Benefit
         -------------------------            ------------------------
             John K. Keach, Jr.                       $82,664
             Gerald L. Armstrong                      $67,343
             Lawrence E. Welker                       $58,649
             S. Elaine Pollert                        $44,664


     The annual benefits are payable to those persons for a period of 15 years. The agreements also provide for death and burial benefits.

     The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his or her agreement are forfeited.


     Performance Graph

     The following graph shows the performance of the Corporation's Common Stock since June 30, 1997, in comparison to the NASDAQ Stock Market - U.S. Index and the NASDAQ Bank Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG HOME FEDERAL BANCORP, THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE NASDAQ BANK INDEX

[GRAPH OMITTED]


                              6/97     6/98     6/99     6/00     6/01     6/02
                            ----------------------------------------------------
Home Federal Bancorp         100.00   161.41   154.27    92.13   123.64   137.04
NASDAQ - Total US            100.00   131.63   189.11   279.59   151.56   103.34
NASDAQ Bank Index            100.00   139.11   137.41   112.66   156.29   175.16

*  $100 INVESTED ON 6/30/97 IN STOCK OR INDEX -
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING JUNE 30.


     Transactions With Certain Related Persons

     The Bank has followed the policy of offering to its directors, officers and employees and their associates, real estate mortgage loans for the financing of their principal residences; consumer loans; and, in certain cases, commercial loans. These loans are made in the ordinary course of business on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.


     Compensation Committee Interlocks and Insider Participation

     The members of the Corporation's Compensation Committee are Messrs. Nolting, Jr. (Chairman), Laitinen and Keach, Jr. Mr. Keach, Jr. is an officer of the Corporation. All of the outside directors of the Corporation are members of the Stock Option Committee.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires that the Corporation's officers and directors and persons who own more than 10% of the Corporation's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the fiscal year ended June 30, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were complied with.


                                   ACCOUNTANTS

     The firm of Deloitte & Touche LLP has been selected as the Corporation's principal independent accountant for the current fiscal year. Deloitte & Touche LLP has served as auditors for the Corporation since 1984. It is expected that representatives of the firm will be present at the Annual Meeting to make any statements they desire to make and to answer questions directed to them.


Accountant's Fees

     Audit Services. The aggregate fees billed by Deloitte & Touche LLP for audit services relating to the audit of the 2002 Audited Financial Statements and for reviews of the Corporation's financial statements included in its Forms 10-Q for the year ended June 30, 2002, were $122,534.

     Financial Information System Design and Implementation Fees. Deloitte & Touche LLP did not provide the Corporation information technology assessment services during the fiscal year ended June 30, 2002.

     All Other Fees. Deloitte & Touche LLP billed the Corporation $84,007 for services other than those described above rendered during the fiscal year ended 2002.

     Independence of Audit Committee Members. The Corporation's Audit Committee is comprised of Messrs. Beatty, Miller, Force, Nolting, Jr., and Pence. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers.


                              SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder wishes to have presented at the next Annual Meeting to be held in October, 2003, and included in the Proxy Statement and form of proxy relating to that meeting must be received by the Corporation at its principal executive offices no later than 120 days in advance of September 20, 2003. Any such proposals should be sent to the attention of the Secretary of the Corporation, 222 West Second Street, P.O. Box 648, Seymour, Indiana 47274-0648.

     A  Shareholder  proposal  being  submitted for  presentation  at the Annual
Meeting but not for inclusion in the Corporation's proxy statement and form of proxy will normally be considered untimely if it is received by the Corporation later than 60 days in advance of September 20, 2003. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to Shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by the Corporation later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Corporation receives notice of such proposal after such time, each proxy that the Corporation receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Corporation's proxy statement for the next Annual Meeting.


                                     GENERAL

     The Board of Directors knows of no matters which are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to them, in accordance with the recommendations of the Board of Directors.

     The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to solicitations by mail, some of the officers and regular employees of the Corporation, who will receive no special compensation therefor, may solicit proxies by telephone, telegraph or personal visits, and the cost of such additional solicitation, if any, will be borne by the Corporation.

     Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Corporation, the Corporation relies upon information furnished by others for the accuracy and completeness thereof.

                                   By Order of the Board of Directors


                                  /s/ John K. Keach, Jr.

                                  John K. Keach, Jr.
                                  Chairman of the Board, President and
                                  Chief Executive Officer


September 20, 2002

REVOCABLE PROXY                                                  REVOCABLE PROXY
                              HOME FEDERAL BANCORP
                         Annual Meeting of Shareholders
                                October 22, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald L. Armstrong and Lawrence E. Welker, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Home Federal Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hampton Inn, Seymour, Indiana, on Tuesday, October 22, 2002, at 3:00 P.M., and at any and all adjournments thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                 PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                              HOME FEDERAL BANCORP
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.  The election as directors of all nominees listed below for three-year terms:
        [ ] FOR         [ ] WITHHOLD ALL       [ ] FOR ALL
                                               (Except Nominee(s) written below)

                                               ---------------------------------
        Nominees:       John K. Keach, Jr.
                        David W. Laitinen, MD

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" each of the listed propositions.

This proxy may be revoked at any time prior to the voting thereof.

The undersigned acknowledges receipt from Home Federal, prior to the execution of this proxy, of a notice of the Meeting, a proxy statement and an Annual Report to shareholders.

                                            Date__________________________, 2002
                              Signature(s)______________________________________

                              __________________________________________________

                              Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT

                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.